Exhibit 23.2

Tel.: +52 (55) 8503 4200	Castillo Miranda y Compañía, S.C.
Fax: +52 (55) 8503 4299	Paseo de la Reforma 505-31
www.bdomexico.com	Torre Mayor
Colonia Cuauhtémoc
México, D.F.
CP 06500

Lifetime Brands, Inc.

We hereby consent to incorporate in the 2013 Form 10-K of Lifetime Brands, our report dated February 28, 2014, related to the audit we performed on the consolidated financial statements of Grupo Vasconia, S. A. B. and subsidiaries for the year ended as of December 31, 2013

CASTILLO MIRANDA Y COMPAÑÍA, S. C.
Member of BDO International

Bernardo Soto Peñafiel, CPA

Mexico City

March 14, 2014

Castillo Miranda y Compañía, S. C. (BDO Castillo Miranda) es una sociedad civil mexicana de contadores públicos y consultores de empresas, miembro de BDO International Limited, una compañía del Reino Unido limitada por garantía, y forma parte de la red internacional de firmas independientes de BDO.